Exhibit 99.1
Global Energy Industry Veteran Lisa A. Davis Joins C3 AI Board of Directors

Senior executive brings broad experience across energy, manufacturing, and healthcare as trusted advisor to the Enterprise AI application software provider

REDWOOD CITY, Calif. — December 20, 2021 — C3.ai, Inc. (NYSE: AI), the Enterprise AI software company, today announced that it has appointed energy industry veteran Lisa A. Davis to its Board of Directors.

“Lisa is a recognized global leader in the industrial and energy industries,” said C3 AI CEO Thomas M. Siebel. “She further enhances our company’s reach with her expansive knowledge and distinguished career. We are excited to welcome Lisa to the Board.”

Ms. Davis brings more than 30 years of experience across the energy and industrial sectors. She has served in various capacities and leadership positions with several of the world’s largest corporations, including Texaco and Shell. Most recently, Ms. Davis served as a member of the managing board for Siemens AG, the largest industrial manufacturing company in Europe, serving as CEO of Siemens Gas and Power. Currently, she serves as a board member for Air Products, Phillips 66, and Penske Automotive Group. Ms. Davis previously served on the boards of Siemens Gamesa Renewable Energy and Spectris PLC.

“I am impressed with C3 AI’s leadership in serving some of the world’s largest and most complex industries as they digitally transform with Enterprise AI,” Ms. Davis said. “I am excited to work alongside such a talented and diverse group of industry professionals to usher in this new phase of growth.”

C3 AI also announced that Lorenzo Simonelli stepped down from the C3 AI Board effective December 17, 2021. C3 AI thanks Mr. Simonelli for his years of service as a director and is grateful for his leadership and guidance in establishing C3 AI as a leader in Enterprise AI. Mr. Simonelli will continue to be actively engaged with the C3 AI board and senior management team through the BakerHughesC3.ai strategic partnership.

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About C3.ai, Inc.

C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 AI Suite, an end-to-end platform for developing, deploying, and operating enterprise AI applications and C3 AI Applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally.

C3 AI Public Relations
Edelman
Lisa Kennedy
415-914-8336
pr@c3.ai

Investor Relations
IR@C3.ai